EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hi-Tech Pharmacal Co., Inc. (the “Company”) on Form S-8 (File No. 333-155407, 333-139796, 333-126872, 333-168458, and 333-171395), and in the Registration Statement on Form S-3 (File No. 333-165439) of our report, dated July 8, 2011, with respect to our audits of the consolidated financial statements and schedules of the Company which express an unqualified opinion, and our report dated July 8, 2011 on our audit of the Company’s internal control over financial reporting as of April 30, 2011, which expresses an unqualified opinion on internal control over financial reporting, included in this Annual Report on Form 10-K.

EisnerAmper LLP

New York, New York

July 8, 2011